Exhibit 10.21

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this "Agreement") is dated as of August 5, 2016, by and between Applied Optoelectronics, Inc., a Delaware corporation (the "Company"), and Shu-Hua (Joshua) Yeh, an individual currently residing at xxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxx (the "Executive").

WHEREAS, the Company desires to employ the Executive on the terms and conditions and for the consideration hereinafter set forth and the Executive is willing to serve as an employee of the Company on such terms and conditions and for such consideration.

NOW THEREFORE, for and in consideration of the mutual promises, covenants and obligations contained herein, the Company and the Executive hereby agree as follows:

1. Employment and Duties.

(a) General. The Executive shall serve as Asia General Manager and the Senior Vice President of Network Equipment Module Business Unit of the Company, reporting to the Company's Chief Executive Officer. The Executive shall have such duties and responsibilities, commensurate with the Executive's position, as may be reasonably assigned to the Executive from time to time by the Company. The Executive's principal place of employment shall be 13139 Jess Pirtle Blvd., Sugar Land, TX 77478.

(b) Exclusive Services. For so long as the Executive is employed by the Company, the Executive shall devote his full attention to his duties hereunder, shall faithfully serve the Company, shall in all respects conform to and comply with the lawful and good faith directions and instructions given to him by the Company and shall use his best efforts to promote and serve the interests of the Company. Further, the Executive shall not, directly or indirectly, render services to any other person or organization without the consent of the Company or otherwise engage in activities that would interfere significantly with his faithful performance of his duties hereunder. Notwithstanding the foregoing, the Executive may (i) serve on corporate, civic, children sports organization or charitable boards or engage in charitable activities without remuneration therefor and (ii) manage personal investments, provided that such activity does not contravene the first sentence of this Section 1(b) or any other provision of this Agreement.

2. Term of Employment. The Executive's employment under this Agreement shall commence as of August 5, 2016 (the "Effective Date") and shall continue until the termination of the Executive's employment with the Company under this Agreement. The period from the Effective Date until the termination of the Executive's employment under this Agreement is referred to as the "Term".

3. Compensation and Other Benefits. Subject to the provisions of this Agreement, the Company shall pay and provide the following compensation and other benefits to the Executive during the Term as compensation for services rendered hereunder:

(a) Base Salary. The Company shall pay to the Executive an annual salary (the "Base Salary") at the rate of TWD NT$ 4,336,436.00 and RMB ¥ 664,658.67, which may be adjusted from time to time by the Compensation Committee of the Company’s Board of Directors (the "Board"), payable in substantially equal installments at such intervals as may be determined by the Company in accordance with the Company's then current ordinary payroll practices as established from time to time. The Base Salary shall be reviewed in good faith by the Compensation Committee of the Board, based upon the Executive's performance, not less often than annually.

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(b) Bonus. For each fiscal year during the Term, the Executive shall be eligible to receive an incentive bonus equal to the milestone bonus set by the Company or Compensation Committee for such year if the applicable performance goals are satisfied. Such bonus, if any, shall be paid to the Executive no later than March 15th of the calendar year following the calendar year in which the bonus is earned.

(c) Employee Benefits. The Executive shall be entitled to participate in all employee benefit arrangements that the Company may offer to its executives of a like status from time to time, and as may be amended from time to time.

(d) Expenses. The Company shall reimburse the Executive for reasonable travel and other business-related expenses incurred by the Executive in the fulfillment of his duties hereunder upon presentation of written documentation thereof, in accordance with the applicable expense reimbursement policies and procedures of the Company as in effect from time to time.

(e) Indemnification. To the fullest extent permitted by the indemnification provisions of the Articles of Incorporation and/or Bylaws of the Company in effect from time to time and the indemnification provisions of the corporation statute of the jurisdiction of the Company's incorporation in effect from time to time (collectively the "Indemnification Provisions"), and in each case subject to the conditions thereof, the Company shall (i) indemnify the Executive, as a director and officer of the Company or a trustee or fiduciary of an employee benefit plan of the Company against all liabilities and reasonable expenses that the Executive may incur in any threatened, pending, or completed action, suit or proceeding, whether civil, criminal or administrative, or investigative and whether formal or informal, because the Executive is or was a director or officer of the Company or a trustee or fiduciary of such employee benefit plan, and against which the Executive may be indemnified by the Company, and (ii) pay for or reimburse the reasonable expenses incurred by the Executive in the defense of any proceeding to which the Executive is a party because the Executive is or was a director or officer of the Company or a trustee or fiduciary of such employee benefit plan.

4. Termination of Employment.

(a) Termination of Employment Prior to a Change of Control. Except as provided in Section 4(b), and subject to satisfaction of Section 4(d), if prior to a Change of Control the Executive’s employment is terminated by the Company for any reason other than Cause or the Executive resigns his or her employment with the Company for Good Reason, then the Executive shall be entitled to receive the following benefits (collectively, the "Severance Benefits"): (i) a payment equal to fifty percent (50%) the then current annual Base Salary; (ii) a payment equal to fifty percent (50%) of the dollar amount of the Executive’s full target bonus percentage as in effect for the twelve (12) month period immediately prior to such termination (for this purpose any performance targets shall be deemed immediately and fully satisfied); and (iii) $15,000 for the purpose of the Executive to fund health coverage continuation benefits.  Severance Benefits shall be paid to the Executive no later than the thirtieth (30th) day immediately following the Executive’s "separation from service" (as defined under Section 409A of the Internal Revenue Code of 1986, as amended (the "Code")), provided the Executive first executes a release of any and all claims against the Company (set forth in Section 4(d), below) and the revocation period specified therein has expired without the Executive revoking such release. Notwithstanding the foregoing and for avoidance of doubt, if the Executive’s employment is terminated by the Company for Cause or by the Executive without Good Reason, then the Executive shall be entitled to only any unpaid then current annual Base Salary through and including the date of termination or resignation, and the Executive shall not be entitled to or receive any Severance Benefits. The Executive shall have no further right to receive any other compensation or benefits after such termination or resignation of employment, except for the continuation of health benefits as provided under applicable law.

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For purposes of this Agreement the term "Change of Control" shall be deemed to have occurred on the date that one or more of the following occurs: (i) Individuals who, on the date hereof, constitute the entire Board of the Company ("Incumbent Directors") cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company's stockholders, was approved by a vote of at least a majority of the then Incumbent Directors shall be considered as though such individual was an Incumbent Director, but excluding, for this purpose any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest, as such terms are used in Rule 14a-11 under the Securities Exchange Act of 1934, as amended ("Exchange Act") or other actual or threatened solicitation of proxies or consents by or on behalf of any Person (as defined below) other than the Board; or (ii) (a) the consummation of any merger, consolidation or recapitalization of the Company (or, if the capital stock of the Company is affected, any subsidiary of the Company), or any sale, lease, or other transfer (in one transaction or a series of transactions contemplated or arranged by any party as a single plan) of all or substantially all of the assets of the Company (each of the foregoing being an "Acquisition Transaction") where: (A) the stockholders of the Company immediately prior to such Acquisition Transaction would not immediately after such Acquisition Transaction beneficially own, directly or indirectly, shares or other ownership interests representing in the aggregate fifty-one percent (51%) or more of (1) the then outstanding common stock or other equity interests of the corporation or other entity surviving or resulting from such merger, consolidation or recapitalization or acquiring such assets of the Company, as the case may be (the "Surviving Entity") (or of its ultimate parent corporation or other entity, if any), and (2) the Combined Voting Power of the then outstanding Voting Securities of the Surviving Entity (or of its ultimate parent corporation or other entity, if any) or (B) the Incumbent Directors at the time of the initial approval of such Acquisition Transaction would not immediately after such Acquisition Transaction constitute a majority of the Board, or similar managing group, of the Surviving Entity (or of its ultimate parent corporation or other entity, if any), or (b) the filing of any plan for the liquidation or dissolution of the Company. For purposes of this Section 4(a) and this Agreement, the following terms shall have the following meanings: (i) the term "Affiliate" shall mean, as to a specified Person, another Person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the specified Person, within the meaning of such terms as used in Rule 405 under the Securities Act of 1933, as amended ("Securities Act"), or any successor rule; (ii) the term "Combined Voting Power" shall mean the aggregate votes entitled to be cast generally in the election of the Board, or similar managing group, of a corporation or other entity by holders of then outstanding Voting Securities of such corporation or other entity; (iii) the term "Person" shall mean any individual, entity (including, without limitation, any corporation, partnership, trust, joint venture, association or governmental body) or group (as defined in Sections 14(d)(3) or 15(d)(2) of the Exchange Act and the rules and regulations thereunder); provided, however, that Person shall not include the Company, any of its subsidiaries, any employee benefit plan of the Company or any of its majority-owned subsidiaries or any entity organized, appointed or established by the Company or such subsidiaries for or pursuant to the terms of any such plan; and (iv) the term "Voting Securities" shall mean all securities of a corporation or other entity having the right under ordinary circumstances to vote in an election of the Board, or similar managing group, of such corporation or other entity.

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For purposes of this Agreement, the term "Cause" shall mean to include: (i) the Executive’s conviction of or plea of nolo contendre to any felony offense or to a crime that the Board determines, in its sole discretion, is a crime of moral turpitude (whether or not a felony); (ii) the Executive commits willful misconduct (that is, done in bad faith or without reasonable belief that such action is in the best interest of the Company) or violates any law in connection with the performance of any of his or her duties, including, without limitation, (A) misappropriation of funds or property of the Company or any of its affiliates or customers, (B) securing or attempting to secure personally any profit in connection with any transaction entered into on behalf of the Company or any of its affiliates, or (C) making any material misrepresentation to the Board, the Company, or any of the Company's affiliates; (iii) the Executive materially violates or fails to comply with any written Company policy; (iv) the Executive materially breaches any term of this Agreement; or (v) the willful and continued failure or neglect of the Executive to substantially perform his or her duties with the Company (other than any such failure resulting from incapacity due to physical or mental illness). The Board shall not have Cause to terminate the Executive's employment under this Section 4 unless and until the Board provides written notice to the Executive that identifies the Executive's alleged violation of policy, breach of this Agreement, or failure to perform (or neglect of) any duty and the Executive fails to cure such violation of policy, breach of this Agreement or failure to perform (or neglect of) any duty within 60 days therefrom.

For purposes of this Agreement, the term "Good Reason" shall mean to include: (i) the Executive being assigned any duties or the significant reduction of the Executive's duties or a significant change of the Executive's title, any of which is inconsistent with his or her position or title with the Company and responsibilities in effect immediately prior to such assignment, except in each case in connection with a promotion; (ii) a reduction by the Company in the Executive's Base Salary as in effect immediately prior to such reduction, provided that Good Reason shall not be deemed to exist where the Executive's Base Salary is reduced as part of an overall cost reduction program that affects all senior executives of the Company and does not disproportionately affect the Executive; (iii) the failure of any successor entity to the Company to expressly assume in writing the terms of this Agreement; and (iv) any material breach by the Company of any material provision of this agreement which has not been cured within 30 days of the Executive providing the Company with written notice of such breach.

(b) Termination of Employment after a Change of Control. Subject to satisfaction of Section 4(d), if, within six (6) months immediately preceding a Change of Control or within twelve (12) months immediately following a Change of Control, the Executive’s employment is terminated by the Company for any reason other than Cause or is terminated by the Executive for Good Reason, then the Executive shall be entitled to receive the following benefits: (i) a payment equal to one times (1x) the then current annual Base Salary; (ii) a payment equal to the dollar amount of the Executive’s full target bonus percentage as in effect for the twelve (12) month period immediately prior to such termination (for this purpose any performance targets shall be deemed immediately and fully satisfied); (iii) $15,000 for the purpose of the Executive to fund health coverage continuation benefits; and (iv) accelerated vesting of the Executive's awards granted under any incentive share plan or equity incentive plan (or similar arrangement) of the Company, meaning that all vesting restrictions shall lapse and all awards granted to the Executive shall be accelerated and fully vested, and all vested options shall be exercisable until the later of (x) the 15th day of the third month following the date at which the stock options would otherwise have expired in accordance with their original terms, (y) December 31 of the calendar year in which the stock options would otherwise have expired in accordance with their original terms and (z) such longer period (not to exceed twelve months following the "separation from service" (as defined under Section 409A of the Code); provided, however, that the foregoing shall not be construed to cause an incentive stock option to fail to meet the statutory requirements of Section 422 of the Code. Benefits under this Section 4(b) shall be paid to the Executive no later than the thirtieth (30th) day immediately following the Executive’s "separation from service" (as defined under Section 409A of the Code, provided the Executive first executes a release of any and all claims against the Company (set forth in Section 4(d), below) and the revocation period specified therein has expired without the Executive revoking such release. Notwithstanding the foregoing and for avoidance of doubt, if (i) the Executive’s employment is terminated for Cause within six (6) months immediately preceding a Change of Control or within twelve (12) months immediately following a Change of Control, or (ii) the Executive's employment is terminated by the Company for Cause or by the Executive without Good Reason after the expiration of twelve (12) months from a Change of Control; then the Executive shall be entitled to only any unpaid then current annual Base Salary through and including the date of termination as set forth in Section 4(a) of this Agreement and the Executive shall not be entitled to or receive any benefit pursuant to this Section 4(b).

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(c) Board Resignation. Upon termination of the Executive's employment for any reason, the Executive shall be deemed to have resigned from any Board position (and any committees thereof) and from any and all positions with the Company's affiliates, effective as of the date of such termination.

(d) Waiver and Release. Notwithstanding any other provisions of this Agreement to the contrary, unless expressly waived in writing by the Board in its sole discretion, the Company shall not make or provide any Severance Benefits under this Section 4 (other than accrued Base Salary as of the termination date) unless the Executive timely executes and delivers to the Company a general release (which shall be provided by the Company not later than five (5) days from the date on which the Executive's employment is terminated and be substantially in the form attached hereto as Exhibit A), whereby the Executive (or his estate or legally appointed personal representative) releases the Company (and affiliates of the Company and other designated persons) from all employment based or related claims of the Executive and all obligations of the Company to the Executive other than with respect to (x) the Company's obligations to make and provide the Severance Benefits and (y) any vested benefits to which the Executive is entitled under the terms of any Company benefit or equity plan, and the Executive does not revoke such release within any applicable revocation period following the Executive's delivery of the executed release to the Company. If the requirements of this Section 4(d) are not satisfied by the Executive (or his estate or legally appointed personal representative), then no Severance Benefits (other than accrued salary as of the termination date) shall be due to the Executive (or his estate) pursuant to this Agreement.

(e) Notice of Termination. Any termination of employment by the Company or the Executive shall be communicated by a written "Notice of Termination" to the other party hereto given in accordance with Section 8(l) of this Agreement. In the event of a termination by the Company for Cause, the Notice of Termination shall (i) indicate the specific termination provision in this Agreement relied upon, (ii) set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated and (iii) specify the date of termination. The failure by the Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Cause shall not waive any right of the Executive or the Company, respectively, hereunder or preclude the Executive or the Company, respectively, from asserting such fact or circumstance in enforcing the Executive's or the Company's rights hereunder.

5. Section 280G Payments. Notwithstanding anything in this Agreement to the contrary, if the Executive is a "disqualified individual" (as defined in Section 280G(c) of the Code), and the payments and benefits provided for in this Agreement, together with any other payments and benefits which the Executive has the right to receive from the Company or any other person, would constitute a "parachute payment" (as defined in Section 280G(b)(2) of the Code), then the payments and benefits provided for in this Agreement shall be either (a) reduced (but not below zero) so that the present value of such total amounts and benefits received by the Executive from the Company and/or such person(s) will be $1.00 less than three (3) times the Executive's "base amount" (as defined in Section 280G(b)(3) of the Code) and so that no portion of such amounts and benefits received by the Executive shall be subject to the excise tax imposed by Section 4999 of the Code or (b) paid in full, whichever produces the better "net after-tax position" to the Executive (taking into account any applicable excise tax under Section 4999 of the Code and any other applicable taxes). The reduction of payments and benefits hereunder, if applicable, shall be made by reducing, first, payments or benefits to be paid in cash hereunder in the order in which such payment or benefit would be paid or provided (beginning with such payment or benefit that would be made last in time and continuing, to the extent necessary, through to such payment or benefit that would be made first in time) and, then, reducing any benefit to be provided in-kind hereunder in a similar order. The determination as to whether any such reduction in the amount of the payments and benefits provided hereunder is necessary shall be made by the Company in good faith. If a reduced payment or benefit is made or provided and through error or otherwise that payment or benefit, when aggregated with other payments and benefits from the Company (or its affiliates) used in determining if a "parachute payment" exists, exceeds $1.00 less than three (3) times the Executive's base amount, then the Executive shall immediately repay such excess to the Company upon notification that an overpayment has been made. Nothing in this paragraph shall require the Company to be responsible for, or have any liability or obligation with respect to, the Executive's excise tax liabilities under Section 4999 of the Code.

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6. Section 409A of the Code. This Agreement is intended to either avoid the application of, or comply with, Section 409A of the Code. To that end this Agreement shall at all times be interpreted in a manner that is consistent with Section 409A. Notwithstanding any other provision in this Agreement to the contrary, the Company shall have the right, in its sole discretion, to adopt such amendments to this Agreement or take such other actions (including amendments and actions with retroactive effect) as it determines is necessary or appropriate for this Agreement to comply with Section 409A. Further:

(a) Any reimbursement of any costs and expenses by the Company to the Executive under this Agreement shall be made by the Company in no event later than the close of the Executive's taxable year following the taxable year in which the cost or expense is incurred by the Executive. The expenses incurred by the Executive in any calendar year that are eligible for reimbursement under this Agreement shall not affect the expenses incurred by the Executive in any other calendar year that are eligible for reimbursement hereunder and the Executive's right to receive any reimbursement hereunder shall not be subject to liquidation or exchange for any other benefit.

(b) Each payment that the Executive may receive under this Agreement shall be treated as a "separate payment" for purposes of Section 409A of the Code.

7. Agreement Ancillary to Other Agreements. This Agreement is ancillary to and part of the Inventions, Confidentiality, Non-Competition and Non-Solicitation Agreement, attached hereto as Exhibit B, between the Company and the Executive and furthers the Company's agreements to: (i) disclose, and to continue to disclose its Confidential Information and Trade Secrets to the Executive; (ii) provide initial and continued training, education and development to the Executive; (iii) provide the Executive with Confidential Information and Trade Secrets about, and the opportunity to develop relationships with, the Company's employees, Customers and Suppliers, and employees and agents of its Customers and Suppliers. A default under or breach of the Inventions, Confidentiality, Non-Competition and Non-Solicitation Agreement shall constitute a material breach of this Agreement.

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8. Miscellaneous.

(a) Defense of Claims. The Executive agrees that, during the Term, and for a period of twelve (12) months after termination of the Executive's employment, upon request from the Company, the Executive will cooperate with the Company in the defense of any claims or actions that may be made by or against the Company that affect the Executive's prior areas of responsibility, except if the Executive's reasonable interests are adverse to the Company in such claim or action. The Company agrees to promptly reimburse the Executive for all of the Executive's reasonable legal fees, travel and other direct expenses incurred, or to be reasonably incurred, to comply with the Executive's obligations under this Section 8(a).

(b) Non-disparagement. The Parties agree that at no time during the Executive's employment by the Company or thereafter shall either Party make, or cause or assist any other person to make, any statement or other communication to any third party which impugns or attacks, or is otherwise critical of, the reputation, business, products, services or character of the other Party, or their affiliates or any of its respective directors, officers or employees.

(c) Source of Payments. All payments provided under this Agreement, other than payments made pursuant to a plan or agreement which provides otherwise, shall be paid in cash from the general funds of the Company, and no special or separate fund shall be established, and no other segregation of assets shall be made, to assure payment. The Executive shall have no right, title or interest whatsoever in or to any investments which the Company may make to aid the Company in meeting its obligations hereunder. To the extent that any person acquires a right to receive payments from the Company hereunder, such right shall be no greater than the right of an unsecured creditor of the Company.

(d) Arbitration. Any dispute or controversy arising under or in connection with this Agreement or otherwise in connection with the Executive's employment by the Company that cannot be mutually resolved by the parties to this Agreement and their respective advisors and representatives shall be settled exclusively by arbitration in Harris County, Houston, Texas in accordance with the rules of the American Arbitration Association before one arbitrator of exemplary qualifications and stature, who shall be selected jointly by an individual to be designated by the Company and an individual to be selected by the Executive, or if such two individuals cannot agree on the selection of the arbitrator, who shall be selected by the American Arbitration Association.

(e) Amendment, Waiver. This Agreement may not be modified, amended or waived in any manner, except by an instrument in writing signed by both parties hereto. The waiver by either party of compliance with any provision of this Agreement by the other party shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by such party of a provision of this Agreement.

(f) Entire Agreement. This Agreement contains the entire agreement and understanding of the parties hereto with respect to the matters covered herein and supersedes all prior or contemporaneous negotiations, commitments, agreements and writings with respect to the subject matter hereof, all such other negotiations, commitments, agreements and writings shall have no further force or effect, and the parties to any such other negotiation, commitment, agreement or writing shall have no further rights or obligations thereunder.

(g) Governing Law/Venue. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas, without regard to conflict of laws principles thereof. Each party to this Agreement hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts in Houston, Texas, for the purposes of any proceeding arising out of or based upon this Agreement.

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(h) No Waiver. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party's rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

(i) Severability. In the event that any one or more of the provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of this Agreement shall not be affected thereby.

(j) No Assignment. Neither this Agreement nor any of the Executive's rights and duties hereunder, shall be assignable or delegable by the Executive. Any purported assignment or delegation by the Executive in violation of the foregoing shall be null and void ab initio and of no force and effect. This Agreement may be assigned by the Company to a person or entity which is an affiliate or a successor in interest to substantially all of the business operations of the Company. Upon such assignment, the rights and obligations of the Company hereunder shall become the rights and obligations of such affiliate or successor person or entity.

(k) Successors; Binding Agreement. This Agreement shall inure to the benefit of and be binding upon personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

(l) Notices. For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered by hand or overnight courier or three (3) days after it has been mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below in this Agreement, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

If to the Company:	13139 Jess Pirtle Blvd.
Sugar Land, Texas 77478

If to Executive:	xxxxxxxxxxxxxxxxxxxx
xxxxxxxxxxxxxxxxxxxx

(m) Prior Employment. The Company has employed the Executive for the Executive's general skills, management abilities and experience in the Company's business or related industries. The Executive acknowledges that he has been specifically instructed not to bring, disclose or use in any fashion any confidential information, trade secrets, proprietary information, data or technology, nor any confidential pricing information, belonging to any prior employer. In no event is the Executive authorized to use or disclose any such information to the Company or any of its employees.

(n) Executive's Representations. The Executive hereby represents to the Company that (i) all confidential information, trade secrets or proprietary information, data or technology, belonging to any prior employer, including those that might have been contained on the Executive's personal computer, cell phone or other electronic communications or storage device have been returned and/or deleted in accordance with any policy of or agreement with the Executive's prior employer and (ii) the execution and delivery of this Agreement by the Executive and the Company and the performance by the Executive of his duties hereunder shall not constitute a breach of, or otherwise contravene, the terms of any employment agreement or other agreement or policy to which the Executive is a party or otherwise bound.

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(o) Withholding of Taxes. The Company may withhold from any amounts or benefits payable under this Agreement all taxes it may be required to withhold pursuant to any applicable law or regulation.

(p) Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

(q) Survival. This Agreement shall terminate upon the termination of employment of the Executive; however, the following Section 4 (Termination of Employment) and the corresponding Exhibit A (Waiver and Release), Section 7 (Agreement Ancillary to Other Agreements) and the corresponding Exhibit B (Inventions, Confidentiality, Non-Competition and Non-Solicitation Agreement) shall survive the termination of the Executive’s employment and/or the expiration or termination of this Agreement, regardless of the reasons for such expiration or termination.

(r) Clawback of Incentive Compensation. Any incentive compensation payable to the Executive under this Agreement or any other agreement shall be subject to any policy, whether in existence as of the Effective Date of this Agreement or later adopted, established by the Company that provides for the clawback or recovery of amounts due to restatement of the Company’s financial records or due to fraud or other malfeasance in connection with the eligibility for or calculation of any amounts, that were paid to the Executive under circumstances requiring clawback or recovery as set forth in such policy. The Company shall not apply such policy retroactively to the Executive except to the extent it deems warranted, in good faith, due to the Executive’s own fraud or malfeasance. The Company will make any determinations for clawback or recover in its sole discretion and in accordance with such policy and any applicable law or regulations; provided that such policy is generally applicable to other executive officers.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement effective as of the Effective Date.

EXECUTIVE:	APPLIED OPTOELECTRONICS, INC.:

/s/ SHU-HUA (JOSHUA) YEH	By: /s/ CHIH-HSIANG (THOMPSON) LIN

Print Name: Shu-Hua (Joshua) Yeh	Its: President and CEO

Date: 2016-8-5	Date: 2016-8-5

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EXHIBIT A

WAIVER AND RELEASE

Pursuant to the terms of the Employment Agreement (the "Agreement") dated as of _________________, by and between Applied Optoelectronics, Inc., a Delaware corporation, and myself, and in exchange for the salary continuation and benefits payable under the Agreement (the "Severance Benefits"), I hereby waive all claims against and release (i) Applied Optoelectronics, Inc., its officers, employees, agents, insurers, predecessors, successors and assigns (collectively referred to as the "Company"), (ii) all of the affiliates of the Company and their directors, officers, employees, agents, insurers, predecessors, successors and assigns, and (iii) the Company and its affiliates’ employee benefit plans and the fiduciaries and agents of said plans (collectively referred to as the "Benefit Plans") from any and all claims, demands, actions, liabilities and damages arising out of or relating in any way to my employment with or separation from employment with the Company and its affiliates other than amounts due pursuant to the Agreement and the rights and benefits I am entitled to under the Benefit Plans. (the Company, its affiliates and the Benefit Plans are sometimes hereinafter collectively referred to as the "Released Parties".)

I understand that signing this Waiver and Release is an important legal act. I acknowledge that I have been advised in writing to consult an attorney before signing this Waiver and Release. I understand that, in order to be eligible for the Severance Benefits, I must sign (and return to the Company) this Waiver and Release before I will receive the Severance Benefits. I acknowledge that I have been given at least ___ days to consider whether to accept the Severance Benefits and whether to execute this Waiver and Release.

In exchange for the payment to me of the Severance Benefits, (1) I agree not to sue the Released Parties in any local, state and/or federal court regarding or relating in any way to my employment with or separation from employment with the Company and its affiliates, and (2) I knowingly and voluntarily waive all claims and release the Released Parties from any and all claims, demands, actions, liabilities, and damages, whether known or unknown, arising out of or relating in any way to my employment with or separation from employment with the Company and its affiliates, except to the extent that my rights are vested under the terms of the Agreement or any employee benefit plans sponsored by the Company and its affiliates and except with respect to such rights or claims as may arise after the date this Waiver and Release is executed. This Waiver and Release includes, but is not limited to, claims and causes of action under: Title VII of the Civil Rights Act of 1964, as amended; the Age Discrimination in Employment Act of 1967, as amended, including the Older Workers Benefit Protection Act of 1990; the Civil Rights Act of 1866, as amended; the Civil Rights Act of 1991; the Americans with Disabilities Act of 1990; the Workers Adjustment and Retraining Notification Act of 1988; the Pregnancy Discrimination Act of 1978; the Employee Retirement Income Security Act of 1974, as amended; the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended; the Family and Medical Leave Act of 1993; the Fair Labor Standards Act; the Occupational Safety and Health Act; the Texas Labor Code et. seq.; claims in connection with workers’ compensation, retaliation or “whistle blower” statutes; and/or contract, tort, defamation, slander, wrongful termination or any other state or federal regulatory, statutory or common law. Further, I expressly represent that no promise or agreement which is not expressed in this Waiver and Release has been made to me in executing this Waiver and Release, and that I am relying on my own judgment in executing this Waiver and Release, and that I am not relying on any statement or representation of the Company or its affiliates or any of their agents. I agree that this Waiver and Release is valid, fair, adequate and reasonable, is with my full knowledge and consent, was not procured through fraud, duress or mistake and has not had the effect of misleading, misinforming or failing to inform me.

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Notwithstanding the foregoing and anything in this Waiver and Release to the contrary, I do not release and expressly retain (a) all rights to payment or providing for post-employment benefits, under the Agreement or employee benefit plans, (b) all rights to indemnity, contribution, and a defense, and directors and officers and other liability coverage that I may have under any statute, Company policy or by this or any other agreement; and (c) the right to any, unpaid reasonable business expenses and any accrued benefits payable under any Company welfare plan or tax-qualified plan.

I acknowledge that payment of the Severance Benefits is not an admission by any one or more of the Released Parties that they engaged in any wrongful or unlawful act or that they violated any federal or state law or regulation. I acknowledge that neither the Company nor its affiliates have promised me continued employment or represented to me that I will be rehired in the future. I acknowledge that my employer and I contemplate an unequivocal, complete and final dissolution of my employment relationship. I acknowledge that this Waiver and Release does not create any right on my part to be rehired by the Company or its affiliates, and I hereby waive any right to future employment by the Company or its affiliates.

I understand that for a period of 7 calendar days following the date that I sign this Waiver and Release, I may revoke my acceptance of this Waiver and Release, provided that my written statement of revocation is received on or before that seventh day by David C. Kuo, the General Counsel and Vice President at 13139 Jess Pirtle Blvd., Sugar Land, TX 77478, facsimile number: 281-966-6988, in which case the Waiver and Release will not become effective. If I timely revoke my acceptance of this Waiver and Release, the Company shall have no obligation under this Waiver and Release nor the Agreement to provide the Severance Benefits to me. I understand that failure to revoke my acceptance of the offer within 7 calendar days from the date I sign this Waiver and Release will result in this Waiver and Release being permanent and irrevocable.

Should any of the provisions set forth in this Waiver and Release be determined to be invalid by a court, agency or other tribunal of competent jurisdiction, it is agreed that such determination shall not affect the enforceability of other provisions of this Waiver and Release. I acknowledge that this Waiver and Release sets forth the entire understanding and agreement between me and the Company and its affiliates concerning the subject matter of this Waiver and Release and supersede any prior or contemporaneous oral and/or written agreements or representations, if any, between me and the Company or its affiliates.

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I understand that the payment of the Severance Benefits, and any negotiations about the Agreement, this Waiver and Release, or the termination and separation of the employment relationship are to be held in absolute confidence and are not to be disclosed in any manner to any person or organization at any time with the exception that the Executive may consult with an advisor or attorney or as otherwise required by law and the exception that the Executive may be required to disclose such information as provided by law. Executive further agrees that the consideration being provided to him by Executive for this Waiver and Release is predicated upon the Executive's agreement to abide by the confidentiality provisions of this paragraph. Executive further agrees that should he be adjudicated to have breached the terms of this paragraph that he will be subject to all legal and equitable relief afforded by law, including the reimbursement of any attorneys’ fees and/or expenses by the Company in recovering any such sums of money.

I acknowledge that I have read this Waiver and Release, have had an opportunity to ask questions and have it explained to me and that I understand that this Waiver and Release will have the effect of knowingly and voluntarily waiving any action I might pursue, including breach of contract, personal injury, retaliation, discrimination on the basis of race, age, sex, national origin, or disability and any other claims arising prior to the date of this Waiver and Release. By execution of this document, I do not waive or release or otherwise relinquish any legal rights I may have which are attributable to or arise out of acts, omissions, or events of the Company or its affiliates which occur after the date of the execution of this Waiver and Release.

EXECUTIVE:	APPLIED OPTOELECTRONICS, INC.:

____________________	By: ____________________

Its: ____________________

Date: ________________	Date:____________________

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EXHIBIT B

INVENTIONS, CONFIDENTIALITY,

NON-COMPETITION AND NON-SOLICITATION AGREEMENT

As a condition of employment with Applied Optoelectronics, Inc., a Delaware corporation, its subsidiaries, affiliates, successors, or assigns (together, the "Company"), Employee's receipt of compensation now and hereafter paid to Employee by the Company, and in exchange for the Company's agreement to provide Employee with access to the Company's Confidential Information and Trade Secrets (as defined below), Employee and the Company enter into this Inventions, Confidentiality, Non-Competition and Non-Solicitation Agreement (the "Agreement"), effective as of the date signed by Employee below.

1. Confidential Information and Trade Secrets of Company. During the term of employment, the Company will provide Employee with access to and the opportunity to become familiar with its confidential information and various trade secrets, including but not limited to any information, data or compilation of information or data developed, acquired or generated by Company, or its employees (including information and materials conceived, originating, discovered, or developed in whole or in part by Executive at the request of or for the benefit of Company or while employed by Company), which is not generally known to persons who are not employees of Company, and which Company generally does not share other than with its employees, or with its customers and suppliers on an individual transactional basis. Confidential Information and Trade Secrets (defined below) may be written, verbal or recorded by electronic, magnetic or other methods, whether or not expressly identified as "Confidential" by Company.

(a) "Confidential Information and Trade Secrets" includes, but is not limited to, the following information and materials:

(i) Financial information of any kind pertaining to Company, including, without limitation, information about the profit margins, profitability, pricing, income and expenses of Company or any of its products or lines of business;

(ii) All information about and all communications received from, sent to or exchanged between Company and any person or entity which has purchased, licensed, exchanged or otherwise entered into a transaction with Company, or to which Company has made a proposal with respect to the purchase, sale, license, exchange or other transaction involving any component, products or services which form any part of Company's Business (defined below) (such person or entity being hereinafter referred to as customer or customers);

(iii) Any and all information and records relating to Company's contracts or transactions with, or charges, prices or sales to, its customers, including invoices, proposals, confirmations, bills of ladings, statements, accounting records, bids, payment records or any other information or documents regarding amounts charged to or paid by customers, for any software, products or services which form any part of Company's Business;

(iv) All information regarding Company's scientific, technical or technological information, designs, processes, procedures, formulas, equipment or systems, including without limitation, any components, modules, circuits, software, programs, codes, algorithms, calculations, drawings, plans, or specifications related to the development, design, construction, fabrication, manufacture, operation or furnishing of any software, products, services, or equipment which constitute any part of the Company's Business, including Company Products. As used in this Agreement, "Company Products" shall mean any and all computer software, optical component, module, circuitry, equipment, products, services, together with any updates, substitutions, enhancements or modifications thereof, and any user manuals, programming manuals and other documentation of any kind.

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(b) "Company Business" shall mean the developing and manufacturing of advanced optical devices, including laser diodes, photodiodes, related modules and circuitry, and equipment for applications in fiber-to-the-home, cable television, point to point communications, and wireless.

(c) Executive acknowledges that all notes, data, forms, reference and training materials, leads, memoranda, computer programs, computer print-outs, disks and the information contained in any computer, and any other records which contain, reflect or describe any Confidential Information and Trade Secrets, belong exclusively to Company. Upon the termination of Executive's employment with the Company, Executive shall promptly return such materials and all copies thereof in Executive's possession to Company, regardless of whether such termination is the result of termination for Good Reason or for Cause.

(d) During Executive's employment with Company and thereafter, Executive will not copy, publish, convey, transfer, disclose nor use, directly or indirectly, for Executive's own benefit or for the benefit of any other person or entity (except Company) any Confidential Information and Trade Secrets; provided, that any copying or other prohibited use of Confidential Information and Trade Secrets shall not include copying or otherwise using Confidential Information and Trade Secrets in connection with communications with current or potential customers or vendors that the Executive reasonably expects to have a direct benefit to the Company. Executive will abide by all rules, guidelines, policies and procedures relating to Confidential Information and Trade Secrets implemented and/or amended from time to time by Company.

(e) Executive acknowledges that any actual or threatened breach of the covenants contained herein will cause Company irreparable harm and that money damages would not provide an adequate remedy to Company for any such breach. For these reasons, and because of the unique nature of the Confidential Information and Trade Secrets and the necessity to preserve such Confidential Information and Trade Secrets in order to protect Company's property rights in the event of a breach or threatened breach of any of the provisions herein, Company, in addition to any other remedies available to it at law or in equity, shall be entitled to immediate injunctive relief against Executive to enforce the provisions of this Agreement and shall be entitled to recover from Executive its reasonable attorneys' fees and other expenses incurred in connection with such proceedings.

2. Employee Confidentiality Obligations. Employee agrees to keep all such information confidential and not to disclose any such Confidential Information and Trade Secrets, directly or indirectly, to any third party without the prior express written consent of the Company. Employee also agrees not to use such Confidential Information and Trade Secrets in any way, either during the term of this Agreement or at any time thereafter, except as required in the course of employment with the Company. All such Confidential Information and Trade Secrets, including but not limited to files, records, customer lists, manuals, documents, drawings, specifications, personal notes, personal property, and similar items related to the business of the Company, whether or not prepared by Employee, shall remain the exclusive property of the Company.

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3. Return of Documents, Equipment, Etc. Immediately upon the termination of this Agreement or whenever requested by the Company, Employee shall immediately deliver to Human Resources all property of the Company in Employee’s possession or under Employee’s control, including but not limited to all items listed above and all other records, files, lists, supplies, and personal property of the Company.

4. Confidential Data of Customers of the Company. In the course of performing duties under this Agreement, Employee will have access to and be handling substantial information concerning customers and clients of the Company. All information is considered confidential by the Company and shall not be disclosed, directly or indirectly, to any person or entity prior to termination of this Agreement or thereafter without the prior written consent of the Company.

5. Inventions, Patents, and Copyright Works. Employee recognizes, acknowledges, and agrees that the Company is the owner of certain inventions (whether patentable or not), discoveries, improvements, designs, ideas (whether or not shown or described in writing or reduced to practice) scientific and technical information, data and know-how of any nature including, and in addition to, any Confidential Information and Trade Secrets, and certain trademarks, tradenames, domain names, and copyrightable works including, but limited to, literary works (including all written material), books, brochures, catalogs, manuals, training materials, directories, compilations of information, compilations of inspection or testing procedures, computer programs, software (object and source code), protocols, system architectures, advertisements, artistic and graphic works (including designs, graphs, drawings, blueprints, and other works), recordings, models, photographs, slides, motion pictures, audio-visual works, and the like, regardless of the form or manner in which documented or recorded (collectively, "Intellectual Property"). Further, Employee agrees as follows:

(a) Keep Records. Employee agrees to keep and maintain adequate and current written records of all Intellectual Property made by Employee (solely or jointly with others) during the term of employment with the Company. The records will be in the form of notes, sketches, drawings and any other format that may be specified by the Company. The records will be available to and remain the sole property of the Company at all times.

(b) Notification of Company. Employee agrees to promptly disclose to the Company all Intellectual Property and other proprietary information which Employee may author, create, make, conceive, or develop, either solely or jointly with others, whether inside or outside normal working hours or on or off Company premises, during the term of employment with the Company.

(c) Transfer of Rights. Employee agrees that all Intellectual Property that Employee develops (in whole or in part, either alone or jointly with others) shall be the sole property of the Company and its assigns, and the Company and its assigns shall be the sole owner of all patents, copyrights, mask-work rights, and registrations and other rights in connection therewith. Employee acknowledges that all original works of authorship that are made by Employee (solely or jointly with others) within the scope of and during the period of employment with the Company shall be considered "works made for hire" under applicable copyright law, to the extent possible. Employee agrees to and does hereby assign, grant, and convey to the Company, its successors and assigns, Employee’s entire right, title, and interest in and to all Intellectual Property and other proprietary rights and information which Employee may author, create, make, receive, or develop, either solely or jointly with others, whether inside or outside normal working hours or on or off Company premises, during the term of employment with the Company. To perfect the Company’s ownership of such Intellectual Property, Employee hereby assigns to the Company any rights that Employee may have or acquire in such Intellectual Property, including the right to modify such Intellectual Property, and otherwise waives and/or releases all rights of restraint and moral rights in the Intellectual Property.

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(d) Assistance in Preparation of Applications. As to all such Intellectual Property, Employee further agrees to assist the Company in every proper way (but at the Company’s expense) to obtain and from time to time enforce patents, copyrights, trade secrets, or other intellectual property or propriety rights, mask-work rights or other rights in such Intellectual Property in any and all countries, and Employee will execute all documents for use in applying for and obtaining such rights and enforcing them as the Company may desire, together with any assignments of them to the Company or persons designated by the Company. If the Company is unable for any reason whatsoever to secure Employee’s signature to any lawful and necessary document required to apply for or execute any application with respect to such Intellectual Property (including renewals, extensions, continuations, divisions or continuations in whole or in part thereof), Employee hereby irrevocably designates and appoints the Company and its duly authorized officers and agents, as Employee’s agents and attorneys-in-fact to act for and in Employee’s behalf and to execute and file any such application and to do all other lawfully permitted acts to further the prosecution and issuance of patents, copyrights, trade secrets or other intellectual property or propriety rights, mask work rights or other rights thereon, with the same legal force and effect as if executed by Employee.

6. Non-Competition and Non-Solicitation of Customers and Clients. Employee hereby acknowledges and recognizes that, throughout Executive's employment with the Company, Company agrees to give Executive access to certain of its Confidential Information and Trade Secrets (defined above) concerning Company's Business and its employees, customers and customer representatives, suppliers and supplier representatives, and Company's transactional histories as well as information about the logistics, details and expenses of Company in connection with any goods, products or services which form any part of Company's Business. Company agrees to provide this information to Executive in order to allow Executive to perform Executive's duties under this Agreement, and to develop relationships with customers, customer representatives, suppliers and supplier representatives of the Company.

(a) Company agrees to provide, and to continue to provide, Executive with both specialized knowledge and education in Company's Business, in order to allow Executive to perform Executive's duties in an efficient, proper and effective manner. Such knowledge and education may consist of verbal instructions and information, the furnishing of written materials, consultation and counseling, sales, staff and employee meetings, training sessions and seminars, in addition to formal or informal information and orientation methodologies and procedures. Executive will have access to certain of Company's transactional histories, and the details of prior purchases, sales, trades or exchanges, in order that Executive can learn Company's Business and/or improve Executive's skills, experience and knowledge.

(b) In consideration of Company's employment of Executive as a highly valued employee, the Company's agreement to provide Executive with access to certain Confidential Information and Trade Secrets, and the Company's agreement to provide specialized knowledge and education, Executive agrees to refrain from competing with Company or otherwise engaging in Restricted Activities, as defined below, during the Restricted Period.

(c) Executive agrees that during the term of his employment with Company and for a period of one (1) year after the Executive's employment with the Company terminates (the "Restricted Period"), regardless of whether the termination occurs with or without cause and regardless of who terminates this Agreement, Executive will not directly or indirectly, as an employee, officer, director, shareholder, proprietor, agent, partner, recruiter, consultant, independent contractor or in any other individual or representative capacity engage in any of the Restricted Activities within the Restricted Area.

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(d) "Restricted Activities" means and includes the following:

(i) Conducting, engaging or participating, directly or indirectly, as the chief executive officer or division head, agent, independent contractor, consultant, partner, shareholder, investor, lender, underwriter, supplier, customer or in any other similar capacity, in any business that competes with any part of the Company's Business;

(ii) Recruiting, hiring, and/or attempting to recruit or hire, directly or by assisting others, any other employee, temporary or permanent, contract, part time or full time of the Company. For purposes of this covenant "any other employee" shall refer to employees, consultants or others who are under contract to provide services to the Company and who are still actively employed by, or doing business with, the Company at the time of the attempted recruiting or hiring, or were so employed or doing business at any time within six (6) months prior to the time of such attempted recruiting or hiring; and

(iii) Using, disclosing, publishing, copying, distributing or communicating any Confidential Information and Trade Secrets to, or for the use or benefit of Executive or any other person or entity other than Company.

(e) "Restricted Area" shall mean and include each of the following:

(i) The state of Texas;

(ii) Within a one-hundred (100) mile radius of the location of any office, facility or other business location of any customer, customer representative, supplier or supplier representative; and

(iii) Within a one-hundred (100) miles radius of any office, facility or other business location of Company.

(f) The Company and Executive acknowledge that the provisions contained in this Section 6 shall not prevent Executive or Executive's Affiliates from owning solely as an investment, directly or indirectly, securities of any publicly traded corporation engaged in the Company's Business if Executive and Executive's Affiliates do not, directly or indirectly, beneficially own in the aggregate more than 5% of all classes of outstanding equity securities of such entity.

(g) Executive and the Company agree that the limitations as to time and scope of activity to be restrained are reasonable and do not impose a greater restraint on Executive than is necessary to protect the property rights and other business interests of Company.

(h) If Executive fails to comply with, or breaches, or threatens to breach, any of the provisions herein, Company in addition to any other remedies available to it at law or in equity, shall be entitled to immediate injunctive relief to enforce the provisions of this Section 6 and shall be entitled to recover from Executive reasonable attorneys' fees and other expenses incurred by Company in connection with such proceedings.

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7. Non-Solicitation of Employees. For a period of one (1) year after Employee’s termination of employment, whether by termination of this Agreement or otherwise, and without regard to the reason for such termination of employment, Employee promises and agrees not to solicit any other employee of the Company for any purpose which would directly or indirectly interfere or conflict with the other employee’s employment by the Company.

8. Extraordinary Remedies and Attorneys' Fees. The Company and Employee agree that any breach by Employee of any of the provisions or covenants contained in the Agreement would cause irreparable harm and damage to the Company, in an amount that would be difficult to quantify, measure, or ascertain. Therefore, in the event of a breach of this Agreement by Employee, the Company shall be entitled to relief through restraining order, injunction, and all other available remedies, including claims for monetary damages incurred because of such breach. These remedies may be pursued concurrently and in any order, and the pursuit of any of these remedies shall not be deemed to limit the other remedies available to the Company in law or in equity. If any action at law or in equity, including an action for declaratory or injunctive relief, is brought to enforce or interpret the provisions of this Agreement, the prevailing party shall be entitled to recover costs of court and reasonable attorneys’ fees from the other party or parties to such action, which fees may be set by the court in the trial of such action or may be enforced in a separate action brought for that purpose, and which fees shall be in addition to any other relief that may be awarded.

9. Survival of Provisions and Covenants. Each and every provision or covenant contained in this contract shall survive the termination of this Agreement as expressly provided herein, and shall constitute an independent agreement between Employee and the Company. Further, the existence of any claim by Employee against the Company shall not constitute a defense to the enforcement of its rights by the Company.

10. Severability. It is the intent and agreement of the parties to this Agreement that, in case any one or more of the provisions of this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein except that this shall not prohibit any modification allowed or agreed upon pursuant to the terms of this Agreement or any right of reformation.

11. Assignment. This Agreement is binding upon and shall inure to the benefit of the parties hereto, together with their respective executors, administrators, successors, personal representatives, heirs, and assigns. Notwithstanding the foregoing, the rights, duties and benefits to Employee hereunder are personal to Employee, and no such right or benefit may be assigned by it. The Company shall have the right to assign or transfer this Agreement to its successors or assigns. The terms "successors" and "assigns" shall include any person, corporation, partnership or other entity that buys all or substantially all of Company’s assets or all of its stock, or with which Company merges or consolidates. Any purported assignment of this Agreement, other than as provided above, shall be void.

12. Previously Received Information. Employee hereby represents to the Company that Employee is under no obligation or agreement that would prevent Employee from becoming an employee of the Company or carrying out the duties of Employee's proposed position of employment with the Company.

13. Governing Law and Venue. This Agreement shall be governed by, and construed in accordance with, the procedural and substantive laws of the State of Texas. The Company and Employee irrevocably and unconditionally consent to submit to the exclusive jurisdiction of the state or federal courts located in Harris County, Texas as the sole venue and location for any actions, suits, or proceedings arising out of or relating to any aspect of this Agreement and all issues arising out of or relating to the employment relationship between the Company and Employee.

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14. Employee Acknowledgement. Employee recognizes and acknowledges that Employee has freely entered into this Agreement for the full consideration expressed herein, the sufficiency and receipt of which Employee hereby acknowledges, and that Employee has had the opportunity to consult with counsel of Employee’s choice with full knowledge and careful consideration of the consequences and meaning of execution of this Agreement.

15. Entire Agreement. Upon Employee's acceptance, this letter will contain the entire agreement and understanding between Employee and the Company with respect to the matters addressed herein and shall supersede any prior or contemporaneous agreements, understandings, communications, offers, representations, warranties, or commitments by or on behalf of the Company and its affiliates (oral or written). The terms of Employee's employment may in the future be amended, but only in writing signed by both Employee and a duly authorized officer of the Company.

[SIGNATURES ON NEXT PAGE]

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AGREED AND ACCEPTED:	AGREED AND ACCEPTED:

APPLIED OPTOELECTRONICS, INC.	"EMPLOYEE"

By:____________________	____________________
Signature
Its: ____________________
___________________
Date:___________________	Print Name

Date: ____________________

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